NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
February 18, 2016	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2015
FOURTH QUARTER AND ANNUAL RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2015, reporting net income of $75.7 million for the quarter and $289.3 million for the year, the highest annual net income in the company's history, largely due to $184.9 million in litigation settlement income for the year. The Bank expects to file its annual report with the Securities and Exchange Commission on Form 10-K for the year ending December 31, 2015, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 3.42 percent, the approximate daily average three-month LIBOR yield for the fourth quarter of 2015 plus 300 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2015, will be paid on March 2, 2016. The board expects to follow this formula for declaring cash dividends through 2016, though a quarterly loss or a significant, adverse event or trend would cause a dividend to be suspended.

“The Bank’s record net income in 2015 will result in a set aside of more than $32 million to fund this year’s Affordable Housing Program,” said President and CEO Edward A. Hjerpe III. “We also plan to provide up to $30 million over the next three years for two new programs - Jobs for New England and Helping to House New England - to stimulate job growth, economic development, and affordable housing activity in our six-state region.”

Fourth Quarter 2015 Operating Highlights

Net income for the quarter ending December 31, 2015, was $75.7 million, compared with net income of $34.5 million for the same period in 2014. The increase was primarily due to $50.2 million in litigation settlement income. These results led to an $8.4 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the quarter ending December 31, 2015, was $58.8 million, compared with $57.3 million for the same period in 2014. The $1.5 million increase in net interest income after provision for credit losses was primarily attributable to a net increase of $4.4 billion in the average balance of earning assets mainly consisting of a $3.3 billion increase in average advances balances and a $943.5 million increase in average investment balances. Offsetting these increases was a decrease in net prepayment fees from investments and advances of $2.4 million(1), from $4.9 million in the fourth quarter of 2014 to $2.5 million in the fourth quarter of 2015.

December 31, 2015 Balance-Sheet Highlights

Total assets increased $3.0 billion, or 5.4 percent, to $58.1 billion at December 31, 2015, up from $55.1 billion at year-end 2014. During the year ended December 31, 2015, advances increased $2.6 billion, or 7.7 percent, to $36.1 billion, compared with $33.5 billion at year-end 2014. The increase in advances was broadly based, with long-term advances as the most significant contributor.

Total investments were $18.0 billion at December 31, 2015, an increase of $1.1 billion, or 6.8 percent, compared with $16.9 billion at December 31, 2014. The increase in investments was concentrated in short-term money-market investments, which grew by $1.0 billion, and mortgage-backed securities, which grew by $162.9 million during the year. Offsetting these increases was a $33.5 million decline in debentures issued by agency and supranational institutions during the year.

Investments in mortgage loans totaled $3.6 billion at December 31, 2015, an increase of $97.8 million from year-end 2014.

Mandatorily redeemable capital stock declined $256.6 million to $42.0 million as of December 31, 2015, from $298.6 million as of year-end 2014. This decrease was due to the Bank's repurchase of excess capital stock during 2015. GAAP capital at December 31, 2015, was $3.0 billion, an increase of $145.1 million from $2.9 billion at year-end 2014. Capital stock declined by $76.5 million due to capital stock repurchases of $345.5 million offset by the issuance of $269.1 million of capital stock to support increased advances borrowings by members. Total retained earnings grew to $1.1 billion, an increase of $227.2 million, or 25.2 percent, from December 31, 2014. Of this amount, restricted retained earnings totaled $194.6 million at December 31, 2015. Accumulated other comprehensive loss totaled $442.6 million at December 31, 2015, an increase of $5.6 million, or 1.3 percent, from December 31, 2014.

The Bank was in compliance with all regulatory capital ratios at December 31, 2015, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2015.(2)

2015 Annual Operating Highlights

Net income for the year ending December 31, 2015, was $289.3 million, compared with net income of $149.8 million for 2014, the result of an increase of $162.9 million in litigation settlement income, supplemented by a $12.8 million increase in net interest income after provision for credit losses. This was partially offset by a $14.7 million increase in AHP assessments, a $9.5 million increase in operating expenses, a $6.6 million increase in net losses on derivatives and hedging activities, and a $5.9 million increase in net unrealized losses on trading securities.

Net interest income after provision for credit losses for the year ending December 31, 2015, was $226.0 million, compared with $213.2 million for 2014. The $12.8 million increase in net interest income after provision for credit losses was primarily attributable to a $3.5 billion increase in average earning assets, from $51.7 billion for 2014, to $55.2 billion for 2015. The increase in average earning assets was driven by a $2.3 billion increase in average advances balances and a $1.0 billion increase in average investments balances. Additional increases to net interest income included a $7.2 million reduction of interest expense on mandatorily redeemable capital stock and the increased accretion of significant improvement in projected cash flows(3) of $2.8 million. Offsetting these increases was a $2.2 million(1) decrease in net prepayment fees from investments and advances from $10.5 million in the year ending December 31, 2014, to $8.3 million in the year ending December 31, 2015.

Net interest spread was 0.37 percent for the year ended December 31, 2015, a one basis point increase from 2014, and net interest margin was 0.41 percent, unchanged from 2014. The decrease in net interest spread reflects a two basis point decrease in the average yield on earning assets and a three basis point decrease in the average yield on interest-bearing liabilities.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	12/31/2015	9/30/2015	12/31/2014
ASSETS
Advances	$36,076,167	$33,954,689	$33,482,074
Investments (4)	18,019,181	19,376,223	16,879,299
Mortgage loans held for portfolio, net	3,581,788	3,580,269	3,483,948
Other assets	431,665	486,191	1,261,356
Total assets	$58,108,801	$57,397,372	$55,106,677

LIABILITIES
Consolidated obligations, net	$53,912,506	$52,951,251	$50,815,382
Deposits	482,602	495,871	369,331
Mandatorily redeemable capital stock	41,989	42,643	298,599
Other liabilities	648,791	686,527	745,579

CAPITAL
Class B capital stock	2,336,662	2,542,598	2,413,114
Retained earnings - unrestricted	934,214	894,676	764,888
Retained earnings - restricted (5)	194,634	179,502	136,770
Total retained earnings	1,128,848	1,074,178	901,658
Accumulated other comprehensive loss	(442,597)	(395,696)	(436,986)
Total capital	3,022,913	3,221,080	2,877,786
Total liabilities and capital	$58,108,801	$57,397,372	$55,106,677

Total regulatory capital-to-assets ratio	6.0%	6.4%	6.6%
Ratio of market value of equity (MVE) to par value of capital stock (6)	139%	133%	129%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2015	12/31/2014	12/31/2015	9/30/2015	12/31/2014

Total interest income	$584,922	$558,619	$157,121	$143,727	$145,005
Total interest expense	359,225	345,327	98,230	87,571	87,933
Net interest income	225,697	213,292	58,891	56,156	57,072
Net interest income after provision for credit losses	226,027	213,231	58,779	56,315	57,305
Net other-than-temporary impairment losses on investment securities recognized in income	(4,059)	(1,579)	(1,231)	(1,053)	(411)
Litigation settlements	184,879	22,000	50,166	—	(12)
Other (loss) income	(8,819)	(586)	(1,895)	(4,738)	(1,721)
Operating expense	67,010	57,547	19,164	14,392	14,427
Other expense	9,372	8,108	2,553	2,239	2,228
AHP assessment	32,328	17,623	8,446	3,437	3,969
Net income	$289,318	$149,788	$75,656	$30,456	$34,537

Performance Ratios: (7)
Return on average assets	0.52%	0.29%	0.52%	0.22%	0.26%
Return on average equity (8)	9.54%	5.24%	10.13%	3.80%	4.80%
Net interest spread	0.37%	0.36%	0.37%	0.36%	0.39%
Net interest margin	0.41%	0.41%	0.41%	0.41%	0.43%

(1)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 23, 2015 (the 2014 Annual Report).

(3)
Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(4)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(5)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent of quarterly net income. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2014 Annual Report.

(6)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2014 Annual Report.

(7)	Yields for quarterly periods are annualized.

(8)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

****************************
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

###